                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of March 29, 2000, by and between COLLINS & AIKMAN PRODUCTS CO., a Delaware corporation (the "Company"), and FRANK J. PRESTON ("Employee").

                               W I T N E S S E T H

         WHEREAS, the Company wishes to retain Employee's services by providing Employee the compensation and benefits set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

         1. Term of Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts employment, for a period of approximately 3 years, commencing April 19, 2000 and ending April 30, 2003, subject to the terms and conditions of this Agreement. The initial 3 year term of Employee's employment under this Agreement shall be automatically extended, without further action by either the Company or Employee, for 1 additional year commencing on the first anniversary of the date of Employee's employment hereunder and continuing on each subsequent anniversary date of Employee's employment hereunder. Either party may terminate such automatic extension of this Agreement by giving the other party written notice of intent not to extend at least 60 days prior to an anniversary date of Employee's employment hereunder. In the event such notice of intent not to extend is properly delivered, this Agreement shall expire at the end of the 3 year term then in progress.

         2. Position of Employment. During the term of this Agreement, Employee shall be employed in the position of President - Collins & Aikman North American Interior Systems Group and shall perform such services for the Company and its affiliates as may be assigned to him from time to time by the Chairman or the Board of Directors of the Company. Employee shall devote his full time and attention to the affairs of the Company and his duties in such position. The initial location of Employee's employment hereunder shall be the Company's Global Headquarters in Troy, Michigan.

         Nothing in this Agreement shall prohibit Employee from participating in civic or community organizations or from making passive investments using his personal assets so long as such participation and investments do not interfere with the performance of Employee's duties under this Agreement. In addition, Employee may, with the prior written approval of the Chairman or the Board of Directors of the Company, serve as a member of the board of directors of any business that is not a direct or indirect competitor of the Company and its affiliates.

         3.  Compensation.

         (a) Base Salary. The Company shall pay to Employee base salary at an annual rate of not less than $350,000 during the term of his employment hereunder. Such amount shall be
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reviewed annually by the Board of Directors of the Company or an appropriate committee thereof (the Company's Board of Directors or such committee being referred to herein as the "Compensation Board") and may be increased in the sole discretion of the Compensation Board.

         (b) Bonus Plans. During the term of Employee's employment hereunder, Employee shall be eligible to participate in the Company's annual Executive Incentive Compensation Plan (the "EIC Plan") in accordance with the applicable provisions of the EIC Plan. The standard bonus for Employee under the EIC Plan shall be fifty percent (50%) of Employee's base salary. Employee shall be entitled to receive a full bonus under the EIC Plan for the 2000 fiscal year notwithstanding Employee's commencement of employment on or before May 1, 2000 and Employee's bonus for the 2000 fiscal year shall in no event be less than $87,500.

         (c) Stock Options. Employee shall be eligible to participate in the Collins & Aikman Corporation Employee Stock Option Plans (collectively, the "Option Plan") and shall be granted the option to purchase up to 100,000 shares of the Common Stock of Collins & Aikman Corporation, in accordance with the applicable terms and conditions of the Option Plan and an Option Agreement between Collins & Aikman Corporation and Employee to be entered into, dated and effective as of the date Employee's employment under this Agreement commences. The option price for all such shares shall be the closing price of Collins & Aikman Corporation shares on the New York Stock Exchange as of such date . Subject to the terms and conditions the Option Plan and the Option Agreement, the option of Employee to purchase up to the 100,000 shares shall vest as follows:


                                          TOTAL NUMBER OF
       VESTING DATE                       SHARES VESTED              PERCENTAGE VESTED
One year from date of grant                   33,334                      33 1/3%
Two years from date of grant                  66,667                      66 2/3%
Three years from date of grant               100,000                         100%


         4.  Benefits and Perquisites.


         (a) General. Employee shall be entitled to such fringe benefits and perquisites, and to participate in such pension, profit sharing and benefit plans as are generally made available to executives of the Company during the term hereof, including consideration for annual stock option awards, major medical, extended medical and disability insurance, supplemental retirement income plan, group term life insurance and appropriate annual holidays, sick days and vacation time with no fixed schedule.

         (b) Company Automobile. The Company shall furnish to Employee the use of a Buick Park Avenue or comparable automobile or an annual allowance of $9,000 (grossed up for applicable taxes) and shall reimburse Employee for normal gasoline and maintenance charges for the operation thereof, subject to proper allocation of personal use for income tax purposes.

         (c) Relocation Expenses. The Company acknowledges that Employee's principal residence is currently located in Plymouth, Michigan and that Employee is not required to relocate his residence to the Troy, Michigan area as a condition of his employment hereunder




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with the Company. However, if Employee voluntarily elects to relocate his principal residence to the Troy, Michigan area at any time during the first 2 years of his employment hereunder, the Company shall reimburse Employee for the reasonable expenses incurred by Employee in connection with such relocation, including without limitation, any broker's commission incurred in connection with the sale of Employee's current principal residence and the costs incurred by Employee in connection with closing the sale of his current principal residence and the purchase of a new principal residence. In addition, the Company shall purchase Employee's current principal residence in the event such residence is not sold within 90 days after being listed with a sales agent. All such reimbursements and any purchase of Employee's current residence shall be made in accordance with the Company's Relocation Policy.

         5. Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable travel, entertainment and other reasonable business expenses reasonably incurred by Employee in connection with the performance of his duties hereunder, provided that Employee furnishes to the Company adequate records or other evidence respecting such expenditures.

         6. Termination of Employment. Employee's employment under this Agreement may be terminated:


            (a) by the Company upon Employee's death (which shall be referred to as a "Death Termination") or Employee's physical or mental disability for any consecutive six-month period (measured from the first date on which Employee is absent from work due to such disability to the same date in the sixth succeeding calendar month, or, if there is no such date or such date is not a business day, the next succeeding business day) (which shall be referred to as an "Inability Termination");

            (b) by the Company for Cause, which means (i) fraud or misappropriation with respect to the business of the Company or intentional material damage to the property or business of the Company,
         (ii) willful failure by Employee to perform his duties and responsibilities and to carry out his authority, (iii) willful malfeasance or misfeasance or breach of fiduciary duty or representation to the Company or its stockholders, (iv) willful failure to act in accordance with any specific lawful instructions of a majority of the Board of Directors of the Company, or (v) conviction of Employee of a felony (which shall be referred to as a "For Cause Termination");

            (c) by the Company at any time for any reason other than a For Cause Termination, Death Termination or Inability Termination (which shall be referred to as a "No Cause Termination");

            (d) by Employee at any time for any reason other than a "Constructive Termination" (as defined below) (which shall be referred to as a "Voluntary Termination"); or

            (e) by Employee within 30 days after the occurrence of one or more of the following: (i) any reduction in Employee's base salary, unless such reduction is being made in conjunction with an across-the-board reduction in the salaries of all senior


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

         executives of the Company in response to adverse economic conditions,
         (ii) a material breach of this Agreement by the Company, (iii) a material reduction in Employee's total compensation and benefits package or (iv) the Company's giving notice of the non-renewal of this Agreement upon an anniversary date of Employee's employment hereunder pursuant to Paragraph 1 hereof (which shall be referred to as a "Constructive Termination"); provided, however, no event or circumstance described in clause (ii) or (iii) shall give rise to a "Constructive Termination" for purposes of this Agreement unless Employee shall have given notice to the Company of Employee's determination of the occurrence of an event or circumstance described in clause (ii) or (iii) and such event or circumstance shall be continuing as of the end of 45 days after the giving of such notice.

For purposes of Paragraph 6(c), no act or failure to act on Employee's part shall be considered "willful" unless knowingly done or failed to be done by Employee in bad faith and without the reasonable belief that Employee's action or omission was in the best interest of the Company.

         7.  Termination Procedure.

         (a) Notice of Termination. Any termination of Employee's employment by the Company or by Employee under Paragraph 6 hereof shall be communicated by written Notice of Termination to the other party hereto in accordance with Paragraph 13. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances providing a basis for termination of Employee's employment under the provision so indicated.

         (b) Termination Date. " Termination Date" shall mean (i) if Employee's employment is terminated pursuant to Paragraph 6(a) or (b) above, the date on which a Notice of Termination is given or (ii) if Employee's employment is terminated pursuant to Paragraph 6(c), (d) or (e) above, 30 days after the date on which a Notice of Termination is given.

         8.  Benefits Upon Termination.

         (a) Termination as a Result of Death Termination or Inability Termination. If Employee's employment under this Agreement is terminated prior to the expiration of the term of this Agreement as a result of a Death Termination or an Inability Termination, the Company shall pay Employee or, if applicable, Employee's estate or legal representative, (i) Employee's unpaid base salary under Paragraph 3(a) accrued to the date on which his employment terminates (the "Termination Date"), (ii) 12 months of Employee's base salary based on the rate of base salary in effect immediately preceding the Termination Date and (iii) if Employee's employment is terminated as a result of an Inability Termination, an amount equal to the average annual bonus paid or payable to Employee for the 2 fiscal years of the Company immediately prior to the fiscal year in which the Termination Date occurs.

         (b) Termination as a Result of Voluntary Termination or For Cause Termination. If Employee's employment under this Agreement is terminated prior to the expiration of the term of this Agreement as a result of a Voluntary Termination or a For Cause Termination, the



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Company shall pay Employee (i) his unpaid base salary under Paragraph 3(a)
accrued to the Termination Date, (ii) any accrued but unused vacation and (iii) all vested and accrued benefits earned by Employee under any employee benefit plans and programs sponsored by the Company in which Employee participates.

         (c) Termination as a Result of No Cause Termination or Constructive Termination. If Employee's employment under this Agreement is terminated prior to the expiration of the term of this Agreement as a result of a No Cause Termination or a Constructive Termination, the Company shall pay and provide to Employee the following benefits:

             (i) Employee's unpaid base salary accrued to the Termination Date and any accrued but unused vacation;

             (ii) base salary for the greater of (A) 12 months or (B) the remaining term of this Agreement, based on the rate of base salary in effect immediately preceding the Termination Date;

             (iii) an amount equal to the average annual bonus paid or payable to Employee for the 2 fiscal years of the Company immediately prior to the fiscal year in which the Termination Date occurs; and

             (iv) continued participation in the benefit plans, programs and arrangements described in Paragraphs 4(a) and (b) during the severance period described in Paragraph 8(c)(ii) above.

         In addition, all outstanding stock options granted to Employee under the Option Plan will immediately vest upon a No Cause Termination or a Constructive Termination prior to the expiration of the term of this Agreement and will continue to be fully exercisable until the earlier of 12 months after the Termination Date or the original expiration date of said options. The Company shall also cause Employee to receive all vested and accrued benefits earned by Employee under all employee benefit plans and programs sponsored by the Company in which Employee participates.

         (d) Method of Payment of Severance Compensation. The amount due to Employee pursuant to Paragraph 8(a)(ii) or 8(c)(ii) above shall be paid on a periodic basis in accordance with the Company's normal pay practice. The amount due to Employee pursuant to Paragraph 8(a)(iii) or 8(c)(iii) above shall be paid in a lump sum within 30 days of the Termination Date.

         9.  Representations and Covenants of Employee.

         (a) Conduct. Employee will at all times refrain from taking any action or making any statements, written or oral, which are intended to and do disparage the goodwill or reputation of the Company or any of its subsidiaries or affiliates or any directors or officers thereof or which could adversely affect the morale of employees of the Company or its subsidiaries.



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

         (b) Performance of Duties. In consideration of the payments to be made hereunder, Employee agrees that during the term of his employment under this Agreement, he shall devote his entire business time and attention to the performance of his duties hereunder, serve the Company diligently and to the best of his abilities. Employee further agrees not compete with the Company or its subsidiaries in any way whatsoever within Europe or the United States during the term of employment under this Agreement and after the Termination Date during the period of base salary continuation under Paragraph 8(c)(ii). Without limiting the generality of the foregoing, Employee shall not, during any such applicable period of time, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, shareholder or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or furnish any capital to, or be connected in any manner with or provide any services as a consultant for any business which competes with the business of the Company, its parent company or their subsidiaries or affiliates as it may be conducted from time to time; provided, however, that notwithstanding the foregoing, nothing contained in the Agreement shall be deemed to preclude Employee from owning not more than 5% of the publicly traded securities of any entity which is in competition with the business of the Company, its parent company or their subsidiaries or affiliates.

         (c) Company Information. Employee agrees that so long as he is employed by the Company and following any termination of his employment Employee will keep confidential all confidential information and trade secrets of the Company and any of its subsidiaries or affiliates and will not disclose such information to any person without the prior approval of the Board of Directors of the Company or use such information for any purpose other than in the course of fulfilling his duties of employment with the Company pursuant to this Agreement. It is understood that for purposes of this Agreement the term "confidential information" is to be construed broadly to include all material nonpublic or proprietary information.

         10. Release. In consideration of the compensation continuance available in certain events pursuant to this Agreement, Employee unconditionally releases and covenants not to sue the Company and its subsidiaries and affiliates and directors, officers, employees and stockholders thereof, from any and all claims, liabilities and obligations of any nature pertaining to termination of employment other than those explicitly provided for by this Agreement including, without limitation, any claims arising out of alleged legal restrictions on the Company's rights to terminate its employees, such as any implied contract of employment or termination contrary to public policy.

         11. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of Michigan, regardless of the laws that might be applied under applicable principles of conflicts of laws.

         12. Entire Agreement and Survivorship. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the matters referred to herein and supersedes all prior agreements and understandings between the parties hereto with respect to the matters referred to herein. The representations, warranties and covenants of



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Employee contained in all parts of Paragraph 9, and the release contained in
Paragraph 10 shall survive expiration or termination of this Agreement by either party.

         13. Notice. Any written notice required to be given by one party to the other party hereunder shall be deemed effective if mailed by certified or registered mail:

             To the Company:                    Collins & Aikman Products Co.
                                                701 McCullough Drive
                                                Charlotte, North Carolina 26262
                                                Attention: Greg Tinnell

             To Employee:                       Frank J. Preston
                                                13557 Westbrook Road
                                                Plymouth, Michigan 48170

or such other address as may be stated in notice given under this Paragraph 13.

         14. Severability. The invalidity, illegality or enforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement or such provision in any other jurisdiction, it being the intent of the parties hereto that all rights and obligations of the parties hereto under this Agreement shall be enforceable to the fullest extent permitted by law.

         15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their personal representatives, and, in the case of the Company, its successors and assigns, and Paragraph 10 shall also inure to the benefit of the other persons and entities identified therein; provided, however, that Employee shall not, without the prior written consent of the Company, transfer, assign, convey, pledge or encumber this Agreement or any interest under this Agreement. Employee understands that the assignment of this Agreement or any benefits hereof or obligations hereunder by the Company to any of its subsidiaries or affiliates or to any purchaser of all or a substantial portion of the assets of the Company or of any affiliated company then employing Employee, and the employment of Employee by such subsidiary or affiliate or by any such purchaser or by any successor of the Company in a merger or consolidation, shall not be deemed a termination of Employee's employment for purposes of Paragraphs 6, 7 and 8 or otherwise.

         16. Amendment. This Agreement may be amended or canceled only by an instrument in writing duly executed and delivered by each party to this Agreement.

         17. Headings. Headings contained in this Agreement are for or convenience only and shall not limit this Agreement or affect the interpretation thereof.



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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                            /s/ Frank J. Preston
                                            ------------------------------------
                                            Frank J. Preston

                                            COLLINS & AIKMAN PRODUCTS CO.


                                            By:  /s/ Greg Tinnell
                                                 -------------------------------
                                                 Greg Tinnell, Senior Vice
                                                 President - Human Resources




















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